Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated July 8, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3K0 (reopening)

Principal Amount (in Specified Currency): $13,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.0065% plus accrued interest from and including
July 9, 2009 to but excluding July 13, 2009

Trade Date: July 8, 2009

Original Issue Date: July 13, 2009

Stated Maturity Date: July 9, 2012

Initial Interest Rate: Three month LIBOR determined on July 7, 2009 plus 1.00%, accruing from July 9, 2009
Interest Payment Dates: October 9, 2009, January 11, 2010, April 9, 2010, July 9, 2010, October 12, 2010, January 10, 2011, April 11, 2011,
July 11, 2011, October 11, 2011, January 9, 2012, April 10, 2012
and the Stated Maturity Date

Net Proceeds to Issuer: $12,989,145 plus accrued interest from and including July 9, 2009 to but excluding July 13, 2009

Agents' Discount or Commission: 0.09%

Agents: Deutsche Bank Securities Inc.
	CastleOak Securities, L.P.

Agents' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)


Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +1.00%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  October 9, 2009

Interest Rate Reset Period:  Quarterly
Interest Reset Dates:  October 9, 2009, January 11, 2010,
April 9, 2010, July 9, 2010, October 12, 2010, January 10, 2011,
April 11, 2011, July 11, 2011, October 11, 2011, January 9, 2012
and April 10, 2012

Interest Rate Reset Cutoff Date:  N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [X], and specify:
	Initial Interest Accrual Date: July 9, 2009



PLAN OF DISTRIBUTION

Under the terms and subject to the conditions of an Appointment Agreement dated July 8, 2009 (the "CastleOak Appointment Agreement") between TMCC and CastleOak Securities, L.P. ("CastleOak"), CastleOak, acting as principal, has agreed to purchase and TMCC has agreed to sell to CastleOak $3,000,000 principal amount of the Notes (the "CastleOak Notes") at 99.9165% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.09% of the principal amount, plus accrued interest from and including July 9, 2009 to but excluding July 13, 2009.

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement dated March 10, 2009, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. ("Deutsche Bank"), HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time (such agreement, the "Distribution Agreement"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell to Deutsche Bank $10,000,000 principal amount of the Notes (the "Deutsche Bank Notes") at 99.9165% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.09% of the principal amount, plus accrued interest from and including July 9, 2009 to but excluding
July 13, 2009.

Under the terms and subject to the conditions of the Distribution
Agreement, which is incorporated by reference in the CastleOak Appointment Agreement, the obligations of CastleOak and Deutsche Bank to purchase the CastleOak Notes and the Deutsche Bank Notes, respectively, are several and not joint, and in the event of a default by either CastleOak or Deutsche Bank, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of CastleOak and Deutsche Bank is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.